UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 9, 2019
HERC HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33139	20-3530539
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27500 Riverview Center Blvd.
Bonita Springs, Florida 34134
(Address of principal executive offices, including zip code)

(239) 301-1000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 9, 2019, Herc Holdings Inc. (the “Company”) issued $1.2 billion aggregate principal amount of its 5.50% Senior Notes due 2027 (the “Notes”), under an Indenture, dated as of July 9, 2019 (the “Indenture”), among the Company, the subsidiary guarantors thereto and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”).

Interest on the Notes will accrue at the rate of 5.50% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2020. The Notes will mature on July 15, 2027.

Ranking; Guarantees

The Notes will be the Company’s senior unsecured obligations, ranking equally in right of payment with all of the Company’s existing and future senior indebtedness, effectively junior to any of the Company’s existing and future secured indebtedness, including, following the refinancing of the outstanding principal amount of all indebtedness under the Credit Agreement (as defined in the Indenture), the Credit Agreement, to the extent of the value of the assets securing such indebtedness, and senior in right of payment to any of the Company’s existing and future subordinated indebtedness.

The Notes will be guaranteed on a senior unsecured basis, subject to limited exceptions, by the Company’s current and future domestic subsidiaries. The guarantees are senior unsecured obligations of the guarantors and will rank equally in right of payment with all of the existing and future senior unsecured indebtedness of the guarantors, effectively junior to any existing and future secured indebtedness of the guarantors, including the Credit Agreement, to the extent of the value of the assets securing such indebtedness, and senior in right of payment to all existing and future subordinated indebtedness of the guarantors.

Redemption

The Company may redeem the Notes, in whole or in part, at any time prior to July 15, 2022, at a price equal to 100% of the aggregate principal amount thereof, plus the applicable make-whole premium and accrued and unpaid interest, if any, to, but excluding, the redemption date. The Company may redeem the Notes, in whole or in part, at any time (i) on or after July 15, 2022 and prior to July 15, 2023, at a price equal to 102.750% of the principal amount of the Notes, (ii) on or after July 15, 2023 and prior to July 15, 2024, at a price equal to 101.833% of the principal amount of the Notes, (iii) on or after July 15, 2024 and prior to July 15, 2025, at a price equal to 100.917% of the principal amount of the Notes and (iv) on or after July 15, 2025, at a price equal to 100.000% of the principal amount of the Notes, in each case, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date. In addition, at any time on or prior to July 15, 2022, the Company may, at its option, redeem up to 40% of the original aggregate principal amount of the Notes with the proceeds of one or more equity offerings at a redemption price of 105.500% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Covenants

The Indenture governing the Notes contains certain covenants applicable to the Company and its restricted subsidiaries, including limitations on: (1) liens; (2) indebtedness; (3) mergers, consolidations and acquisitions; (4) sales, transfers and other dispositions of assets; (5) loans and other investments; (6) dividends and other distributions, stock repurchases and redemptions and other restricted payments; (7) restrictions affecting subsidiaries; (8) transactions with affiliates; and (9) designations of unrestricted subsidiaries. Upon the occurrence of certain events constituting a change of control triggering event, the Company is required to make an offer to repurchase all of the Notes (unless otherwise redeemed) at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to (but excluding) the repurchase date.

If the Company sells assets under certain circumstances, it must use the proceeds to make an offer to purchase the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Events of Default

The Indenture also provides for customary events of default, including the following (subject to any applicable cure period): nonpayment, breach of covenants in the Indenture, payment defaults under or acceleration of certain other indebtedness, failure to discharge certain judgments and certain events of bankruptcy, insolvency and reorganization. If an event of default occurs or is continuing, the Trustee or the holders of at least 30% in aggregate principal amount of the Notes then outstanding may declare the principal of, premium, if any, and accrued and unpaid interest, if any, to be due and payable immediately.

The description above is qualified in its entirety by the Indenture (including the form of Notes), which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information required by Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 of this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number        Description

Exhibit 4.1	Indenture (including the form of Notes), dated as of July 9, 2019, among Herc Holdings Inc., the guarantors party thereto, and Wells Fargo Bank, National Association.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERC HOLDINGS INC.
(Registrant)

By:	/s/ Maryann Waryjas
Name:	Maryann Waryjas
Title:	Senior Vice President, Chief Legal Officer and Secretary
Date: July 9, 2019